Exhibit 23.2




                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------


To Board of Directors
 Travelers Group Inc.:

We consent to the incorporation by reference in the Registration Statement of Travelers Group Inc. (the "Company") on Form S-3, of our report dated January 24, 1994, relating to our audit of the preacquisition consolidated statements of operations and retained earnings and cash flows for the year ended December 31, 1993 of The Travelers Corporation and Subsidiaries, (the preacquisition consolidated financial statements), which report is included in the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 1995, and includes an explanatory paragraph referring to changes in the method of accounting for reinsurance in 1993. We also consent to the reference to our Firm under the caption "Experts".



/s/ COOPERS & LYBRAND L.L.P.
COOPERS & LYBRAND L.L.P.




Hartford, Connecticut
September 20, 1996